                    Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, IL 60606

August 25, 2021

The Middleby Corporation
1400 Toastmaster Drive
Elgin, Illinois 60120

Re:	The Middleby Corporation
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to The Middleby Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 of the Company (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), relating to the registration of up to 1,350,000 shares (the “Plan Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), authorized for issuance pursuant to the Company’s 2021 Long-Term Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations of the Commission promulgated under the Act (the “Rules and Regulations”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)	the Registration Statement;

(b)	an executed copy of a certificate of Martin M. Lindsay, Chief Risk and Administration Officer of the Company, dated as of the date hereof (the “Officer’s Certificate”);

(c)	the Plan, certified pursuant to the Officer’s Certificate;

(d)	a specimen certificate representing the Common Stock, certified pursuant to the Officer’s Certificate;

(e)	a copy of the Company’s Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of August 23, 2021, and certified pursuant to the Officer’s Certificate (the “Current Charter”);

(f)	a copy of the Fourth Amended and Restated Bylaws of the Company dated February 26, 2021, as in effect as of the date hereof and certified pursuant to the Officer’s Certificate (the “Current Bylaws”); and

(g)	certain resolutions of the Board of Directors of the Company, adopted February 26, 2021, relating to approval of the Plan and the filing of the Registration Statement, certified pursuant to the Officer’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Officer’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

In rendering the opinion stated herein, we have also assumed:

(a)	the Plan Shares will be issued in accordance with the terms of the Plan;

(b)	each award agreement under which rights to acquire Plan Shares are granted pursuant to the Plan (each an “Award Agreement”) will be consistent therewith and will be duly authorized, validly executed and delivered by the parties thereto;

(c)	the consideration received by the Company for each Plan Share delivered pursuant to the Plan shall not be less than the par value of the Common Stock; and

(d)	the registrar and transfer agent for the Common Stock will duly register such issuance and countersign the stock certificates evidencing such Plan Shares and such stock certificates will conform to the specimen certificate examined by us.

We do not express any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (“DGCL”).

Based on and subject to the qualifications and assumptions stated herein, we are of the opinion that the Plan Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when issued, delivered and paid for in accordance with the terms and conditions of the Plan and any applicable Award Agreement, the Plan Shares will be validly issued, fully paid and nonassessable.

In addition, in rendering the foregoing opinion we have assumed that the issuance of the Plan Shares does not and will not constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject (except that we do not make this assumption with respect to the Current Charter or Current Bylaws).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP

SG